UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

MANTLE RIDGE LP

EAGLE FUND A1 LTD

EAGLE ADVISOR LLC

PAUL HILAL

ANDREW EVANS

TRACY MCKIBBEN

DENNIS REILLEY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Reference is made to that certain Definitive Proxy Statement on Schedule 14A (including all annexes and schedules thereto, the “Proxy Statement”) filed by Mantle Ridge LP (“Mantle Ridge”) with the U.S. Securities and Exchange Commission (the “SEC”) on December 9, 2024, relating to the 2025 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. (“Air Products” or the “Company”) to be held on January 23, 2025 (the “Annual Meeting”). Capitalized terms used herein shall have the meanings assigned to them in the Proxy Statement.

Mantle Ridge has disclosed in the Proxy Statement that it believes the Board should consider Eduardo Menezes as a potential CEO candidate in connection with the Company’s CEO succession process. In connection therewith, Mantle Ridge provides for reference the following biographical information on a supplementary basis.

Mr. Menezes is recognized as a distinguished leader in the industrial gases sector, having spent over three decades in key leadership roles at Linde plc (formerly Praxair, Inc. and Union Carbide), the world's largest industrial gas company. Mr. Menezes was a key member of the team proposing, negotiating and obtaining regulatory approval for the merger of Praxair Inc with Linde AG. When the transaction was approved, he moved to Munich as Executive Vice President for the EMEA region, covering more than 40 countries with approximately $8 billion in sales and 18,000 employees. He was responsible for starting the restructuring of the former Linde AG EMEA business, which now has an operating margin of more than 1,000 basis points higher than it had pre-merger. From 2010 to 2018 Mr. Menezes worked at Praxair’s headquarters in Danbury, CT. For the first 4 years, he was focused on the North America businesses, first as President of the On-Site and Merchant Businesses in the U.S. and Canada, followed by Senior and then Executive Vice President accountable for all operations in North America. While serving in these positions, Mr. Menezes led more than $2 billion in acquisitions of packaged gases and beverage CO2 retail businesses. In addition to the ongoing expansion of the atmospherics on-site business, Mr. Menezes also led Praxair’s expansion of its Hydrogen and CO2 business in the U.S. Gulf Coast which tripled in size during the 2010 decade. From 2016 to 2018, Mr. Menezes served as the Executive Vice President for international operations (Europe and Latin America), maintaining accountability for the U.S. Hydrogen Business. During this period, he worked on the continuous improvement of these operations and prepared the businesses for the divestitures and integration required to close the 2018 merger with Linde AG. Mr. Menezes reported directly to the CEO and Chairman of Praxair/Linde from 2007 to 2021 and presented quarterly results and capital projects for approval at each meeting of the board of directors since 2010. Mr. Menezes holds an M.B.A. from the State University of New York and a chemical engineering degree from the Federal University of Rio de Janeiro, Brazil.

Mr. Menezes is currently retired and has no present principal occupation or employment or principal business address.

With respect to Mr. Menezes, (i) during the past 10 years, he has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) he does not directly or indirectly beneficially own any securities of the Company; (iii) he does not own any securities of the Company which are owned of record but not beneficially; (iv) he has not purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by him (if applicable) is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) he is not currently, nor within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of his owns beneficially, directly or indirectly, any securities of the Company; (viii) he does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) neither he nor any of his associates were a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) neither he nor any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) he does not have a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

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Except as specifically supplemented by the information contained herein, nothing herein modifies, amends, supplements or otherwise affects the Proxy Statement.

MANTLE RIDGE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY MANTLE RIDGE WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC’S WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005. STOCKHOLDERS CAN CALL TOLL-FREE: (888) 628-8208.